Exhibit 10(h)

ACUITY BRANDS, INC.

LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made and entered into as of <<Grant_Date>> by and between Acuity Brands, Inc., a Delaware Corporation, (the “Company”) and <<First_Name>> <<Middle_Name>><<Last_Name>> (“Grantee” or “Employee”).

RECITALS

A. The Company maintains the Acuity Brands, Inc. Long-Term Incentive Plan (the “Plan”), and Grantee has been selected by the Committee to receive a Restricted Stock Award under the Plan;

B. As a condition to this Restricted Stock Award, Grantee agrees to be bound by the confidentiality, inventions, non-solicitation and non-competition provisions set forth in Exhibit A, attached hereto and incorporated herein, in consideration for receipt of the Restricted Stock award pursuant hereto, continued employment, and other good and valuable consideration.

AGREEMENT

NOW, THEREFORE, IT IS AGREED, by and between the Company and Grantee, as follows:

1.	Award of Restricted Stock

1.1 The Company hereby grants to Grantee an award of <<Shares_Granted>> Shares of restricted stock (“Restricted Stock”), subject to, and in accordance with, the restrictions, terms, and conditions set forth in this Agreement. The grant date of this award of Restricted Stock is <<Grant Date>> (the “Grant_Date”).

1.2 This Agreement (including any appendices or exhibits) shall be construed in accordance with, and subject to, the provisions of the Plan (the provisions of which are incorporated herein by reference) and, except as otherwise expressly set forth herein, the capitalized terms used in this Agreement shall have the same definitions as set forth in the Plan.

1.3 This award of Restricted Stock is conditioned upon Grantee’s acceptance of the terms of this Agreement and Exhibit A, as evidenced by Grantee’s execution of this Agreement or by Grantee’s electronic acceptance of the Agreement in a manner and during the time period allowed by the Company. If the terms of this Agreement are not timely accepted by execution or by such electronic means, the award of Restricted Stock may be cancelled by the Committee.

2.	Restrictions

2.1 Subject to Sections 2.3, 2.5, and 2.6 below, if the Grantee remains employed by the Company, the Restricted Stock shall vest as follows:

Number of Shares	Vesting Date
<<Shrs_Vest_1>>	<<Date_Vest_1>>
<<Shrs_Vest_2>>	<<Date_Vest_2>>
<<Shrs_Vest_3>>	<<Date_Vest_3>>
<<Shrs_Vest_4>>	<<Date_Vest_4>>

For purposes of this Agreement, employment with a Subsidiary of the Company or service as a member of the Board of Directors of the Company shall be considered employment with the Company.

2.2 Except as otherwise provided in this Agreement, including Exhibit A attached hereto, on each Vesting Date, Grantee shall own the Vested Shares of Restricted Stock free and clear of all restrictions imposed by this Agreement (except those imposed by Section 3.4 below). The Company shall transfer the Vested Shares of Restricted Stock to an unrestricted account in the name of the Grantee as soon as practical after each Vesting Date.

2.3 In the event, prior to the Vesting Date, (i) Grantee dies while actively employed by the Company, or (ii) Grantee has his or her employment terminated by reason of Disability, any Restricted Stock shall become fully vested and nonforfeitable as of the date of Grantee’s death or Disability. The Company shall transfer the Shares of Restricted Stock, free and clear of any restrictions imposed by this Agreement (except for Section 3.4) to Grantee (or, in the event of death, his or her surviving spouse or, if none, to his or her estate) as soon as practical after his or her date of death or termination for Disability.

2.4 In exchange for receipt of consideration in the form of the Restricted Stock award pursuant to this Agreement, continued employment, and other good and valuable consideration, Grantee agrees that Grantee shall comply with the confidentiality, inventions, non-solicitation and non-competition provisions attached hereto as Exhibit A.

2.5 Except for death or Disability as provided in Section 2.3, or except as otherwise provided in a severance agreement with Grantee, if Grantee terminates his or her employment or if the Company terminates Grantee prior to the Vesting Date, the Restricted Stock shall cease to vest further, the unvested Shares of Restricted Stock shall be immediately forfeited, and Grantee shall only be entitled to the Restricted Stock that has vested as of his or her date of termination.

2.6 Notwithstanding the other provisions of this Agreement, in the event of a Change in Control prior to the Vesting Date, all Shares of Restricted Stock shall become fully vested and nonforfeitable as of the date of the Change in Control. The Company shall transfer the Shares of Restricted Stock that become vested pursuant to this Section 2.6 to an unrestricted account in the name of Grantee as soon as practical after the date of the Change in Control.

2.7 The Restricted Stock may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date Grantee becomes vested in the Restricted Stock.

3.	Stock; Dividends; Voting

3.1 The Restricted Stock shall be registered in the name of Grantee as of the respective Grant Date for such Shares of Restricted Stock. The Company may issue stock certificates or evidence Grantee’s interest by using a restricted book entry account with the Company’s transfer agent. Physical possession or custody of any stock certificates that are issued shall be retained by the Company until such time as the Shares are vested in accordance with Section 2. The Company reserves the right to place a legend on such stock certificate(s) restricting the transferability of such certificates and referring to the terms and conditions (including forfeiture) of this Agreement and the Plan.

3.2 During the period the Restricted Stock is not vested, the Grantee shall be entitled to receive dividends or similar distributions declared on such Restricted Stock and Grantee shall be entitled to vote such Restricted Stock.

3.3 In the event of a Change in Capitalization, the number and class of Shares or other securities that Grantee shall be entitled to, and shall hold, pursuant to this Agreement shall be appropriately adjusted or changed to reflect the Change in Capitalization, provided that any such additional Shares or additional or different shares or securities shall remain subject to the restrictions in this Agreement.

3.4 Grantee represents and warrants that he or she is acquiring the Restricted Stock for investment purposes only, and not with a view to distribution thereof. Grantee is aware that the Restricted Stock may not be registered under the federal or any state securities laws and that in that event, in addition to the other restrictions on the Shares, they will not be able to be transferred unless an exemption from registration is available or the Shares are registered. By making this award of Restricted Stock, the Company is not undertaking any obligation to register the Restricted Stock under any federal or state securities laws.

4.	No Right to Continued Employment or Additional Grants

Nothing in this Agreement or the Plan shall be interpreted or construed to confer upon Grantee any right with respect to continuance of employment by the Company or a subsidiary, nor shall this Agreement or the Plan interfere in any way with the right of the Company or a Subsidiary to terminate Grantee’s employment at any time. The Plan may be terminated at any time, and even if the Plan is not terminated, Grantee shall not be entitled to any additional awards under the Plan.

5.	Taxes and Withholding

Grantee shall be responsible for all federal, state, and local income taxes payable with respect to this award of Restricted Stock and dividends paid on unvested Restricted Stock. Grantee shall have the right to make such elections under the Internal Revenue Code of 1986, as amended, as are available in connection with this award of Restricted Stock. The Company and Grantee agree to report the value of the Restricted Stock in a consistent manner for federal income tax purposes. The Company shall have the right to retain and withhold from any payment of Restricted Stock or cash the amount of taxes required by any government to be withheld or otherwise deducted and paid with respect to such payment. At its discretion, the

Company may require Grantee to reimburse the Company for any such taxes required to be withheld and may withhold any distribution in whole or in part until the Company is so reimbursed. In lieu thereof, the Company shall have the right to withhold from any other cash amounts due to Grantee an amount equal to such taxes required to be withheld or withhold and cancel (in whole or in part) a number of shares of Restricted Stock having a market value not less than the amount of such taxes.

6.	Grantee Bound by the Plan

Grantee hereby acknowledges receipt of a copy of the Plan and the prospectus for the Plan, and agrees to be bound by all the terms and provisions thereof.

7.	Modification of Agreement

This Agreement may be modified, amended, suspended, or terminated, and any terms or conditions may be waived, but only by mutual agreement of the parties in writing.

8.	Severability

Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement shall not be affected by such holding and shall continue in full force in accordance with their terms.

9.	Governing Law

The validity, interpretation, construction, and performance of this Agreement and Exhibit A shall be governed by the laws of the state of Delaware without giving effect to the conflicts of laws principles thereof.

10.	Successors in Interest

This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, whether by merger, consolidation, reorganization, sale of assets, or otherwise. This Agreement shall inure to the benefit of Grantee’s legal representatives. All obligations imposed upon Grantee and all rights granted to the Company under this Agreement shall be final, binding, and conclusive upon Grantee’s heirs, executors, administrators, and successors.

11.	Resolution of Disputes

Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction, or application of this Agreement shall be determined by the Committee. Any determination made hereunder shall be final, binding, and conclusive on Grantee and the Company for all purposes.

12.	Pronouns; Including

Wherever appropriate in this Agreement, personal pronouns shall be deemed to include the other genders and the singular to include the plural. Wherever used in this Agreement, the term “including” means “including, without limitation.”

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:	ACUITY BRANDS, INC.

By:
C. Dan Smith	Vernon J. Nagel,
Vice President, Treasurer, and Secretary	Chairman, President, and Chief Executive Officer

GRANTEE:

<<First_Name>><<Middle_Name>><<Last_Name>>

EXHIBIT A

CONFIDENTIALITY, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION PROVISIONS

1. Definitions.

a. “Confidential Information” means any information, without regard to form, relating to the Company or its subsidiaries’ (“Protected Parties”) clients, operations, finances, and business that is treated as confidential, whether or not it is marked or identified as “confidential,” including but not limited to technical or non-technical data, compilations (including compilations of customer, supplier, or vendor information), programs, methods, devices, techniques, processes, financial data, pricing methodology, formulas, patterns, strategies, studies, business development, software systems, marketing techniques and lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Protected Parties by third parties, and to which the Protected Parties have an obligation to maintain said information as confidential. Confidential Information shall not include: (a) information generally available to the public other than as a result of improper disclosure by Employee; (b) information that becomes available to Employee from a source other than the Protected Parties (provided that such information was not obtained from a source in breach of a duty to the Protected Parties); or (c) information disclosed pursuant to law, regulations or pursuant to a subpoena, court order or legal process.

b. “Trade Secrets” has the meaning set forth under applicable Delaware law, which relates to information that derives economic value, actual or potential, from not being generally known to other persons or entities.

c. “Customers” means customers of the Protected Parties with whom Employee had material contact on behalf of the Protected Parties during the two-year period preceding the termination of Employee’s employment with the Protected Parties.

d. “Protected Parties’ Business” means the manufacture and/or sale of one or more of the following classes of product: lighting fixtures, electric linear modular lighting systems comprised of plug-in relocatable modular wiring components, emergency lighting fixtures and systems (including but not limited to exit signs, emergency light units, back-up power battery packs, and combinations thereof), battery powered lighting fixtures, electric lighting track units, hardware for mounting and hanging electrical lighting fixtures, LED replacement light emitting diode tubes, aluminum, steel and fiberglass fixture poles for electric lighting, light fixture lenses, sound and electromagnetic wave receivers and transmitters, flexible wiring systems and components (namely, flexible branch circuits, attachment plugs, receptacles, connectors and fittings), emergency lighting unit inverters, electrical lighting controls, electrical dimming controllers and light switches for electric fixtures, dimming units (comprised of cabinets, control stations and wiring for control of electrical lighting fixtures and electric loads), electronic and other sensing devices (including occupancy sensors and range extenders for lighting or other energy management), lighting control systems (including but not limited to dimmers, low voltage switches, programmable lighting controllers, lighting energy management occupancy sensors and timers, and range extenders for energy management), building management and control, and any wireless communications and monitoring hardware or software related to the above.

e. “Direct Competitor” means the following entities: (1) Cooper Lighting; (2) Cree, Inc./LED Lighting Fixtures; (3) General Electric Company; (4) Hubbell Lighting, Inc.; (5) Royal Philips Electronics/The Genlyte Group; (6) Schneider Electric/Juno Lighting; (7) Siemens/Osram Sylvania; (8) H.E. Williams; (9) Wattstopper; (10) Leviton; (11) Lutron; (12) Crestron; (13) AMX; (14) Heath Zenith; (15) Panasonic; (16) Orion; (17) Honeywell and (18) Johnson Controls, Inc., together with any of their respective affiliates, subsidiaries and/or parent companies that are either located or transact business within the United States of America, but only to the extent each engages in the manufacture and/or sale of one or more classes of products which are competitive with the Protected Parties’ Business.

f. “Employee Services” means the duties for the job that Employee held in the twelve (12) months prior to his or her termination.

g. “Territory” means the territory of the United States. Employee acknowledges that the Protected Parties are licensed to do business and in fact do business in all fifty states in the United States. Employee further acknowledges that the services he or she performs on behalf of the Protected Parties, including the Employee Services, are at a managerial level and are not limited in their territorial scope to any particular city, state, or region, but instead have nationwide impact throughout the United States. Employee further acknowledges and agrees that: (a) the Protected Parties’ Business is, at the very least, national in scope; and (b) these restrictions are reasonable and necessary to protect the Confidential Information, Trade Secrets, business relationships, and goodwill of the Protected Parties.

h. “Termination for Cause” shall mean the involuntary termination of Employee by the Protected Parties for the following reasons:

a. If termination shall have been the result of an act or acts by Employee which constitute a felony or any crime involving dishonesty, theft, fraud or moral turpitude;

b. If termination shall have been the result of an act or acts by Employee which are in the good faith judgment of the Protected Parties to be in violation of law or of written policies of the Protected Parties and which result in injury to the Protected Parties;

c. If termination shall have been the result of an act or acts of dishonesty by Employee resulting or intended to result directly or indirectly in gain or personal enrichment to Employee at the expense of the Protected Parties; or

d. Upon the willful and continued failure by Employee to substantially perform the duties reasonably assigned to Employee given Employee’s training and experience (other than any such failure resulting from incapacity due to mental or physical illness not constituting a disability), after a demand in writing for substantial performance of such duties is delivered by the Protected Parties, which demand specifically identifies the manner in which the Protected Parties believe that Employee has not substantially performed his or her duties and such failure results in injury to the Protected Parties.

i. “Inventions” and “Works For Hire.” The term “Invention” means any discoveries, developments, innovations, improvements, concepts or ideas, whether patentable or not, that are (a) in any way connected with Employee’s employment, or (b) related to business, research, development, design or manufacturing efforts in which the Protected Parties are engaged during the period of Employee’s employment, or in which the Protected Parties demonstrably anticipate being engaged. The term “Works For Hire” (“Works”) means all documents, programs, software, creative works and other expressions and information in any tangible medium created, in whole or in part, by Employee during the period of and relating to his/her employment with the Protected Parties, whether copyrightable or otherwise protectable, other than Inventions.

2. Confidentiality, Inventions, Non-Solicitation and Non-Competition.

a. Purpose and Reasonableness of Provisions. Employee acknowledges that, prior to and during the Term of this Agreement, Protected Parties have furnished and will furnish to Employee Trade Secrets and Confidential Information, which, if used by Employee on behalf of a competitor of the Protected Parties or other person, could cause the Protected Parties substantial harm. Moreover, the parties recognize that Employee, during the course of his or her employment with the Protected Parties, has and will develop important relationships with customers and others having valuable business relationships with the Protected Parties. In view of the foregoing, Employee acknowledges and agrees that the covenants contained in this Section 2 are reasonably necessary to protect the Protected Parties’ legitimate business interests, Confidential Information, and good will.

b. Return of Confidential Information and Trade Secrets. Upon request by the Protected Parties, and in any event upon termination of Employee’s employment with the Protected Parties for any reason, Employee will promptly deliver to the Protected Parties all property belonging to the Protected Parties, including, without limitation, all Confidential Information and Trade Secrets and all embodiments thereof then in Employee’s custody, control or possession.

c. Non-Disclosure of Confidential Information and Trade Secrets. Except to the extent necessary to perform services on behalf of the Protected Parties, during the term of employment and for a period of four (4) years following the termination of Employee’s employment with the Company for any reason, Employee will not copy, reproduce, use, distribute, disclose or otherwise disseminate Confidential Information, or any physical embodiments thereof, and will in no event take any action causing, or fail to take any action necessary in order to prevent, any Confidential Information disclosed to or developed by Employee to lose its character or cease to be Confidential Information (as defined above). Employee will take all reasonable steps to ensure that each reproduction, summary, extract or analysis of any of the Confidential Information will be marked prominently with a legend identifying its confidential or proprietary status.

Trade secrets will be protected for as long as they are treated as “Trade Secrets” in accordance with Delaware law. Therefore, information that rises to the level of a Trade Secret should be handled in the same manner as Confidential Information, as described in the paragraph above, on an indefinite basis.

d. Inventions and Works for Hire. Employee will disclose promptly to the Protected Parties, and only to the Protected Parties, (a) all Inventions (developed alone or with others) conceived or made during the period of, or as a consequence of, Employee’s employment with the Protected Parties, and (b) all Works created by Employee, alone or jointly with others. Employee will promptly provide the Protected Parties with all records or documents pertaining to any such Inventions or Works. Except as otherwise specifically provided below, Employee assigns to the Protected Parties, its successors, assigns or nominees, all his/her rights to any Inventions conceived or made during the period of, or as a consequence of, Employee’s employment with the Protected Parties. Employee’s work on and contributions to any Works will be rendered and made by Employee for, at the instigation of, and under the overall direction of, the Protected Parties, and the Works are intended to be and will be “works made for hire” as that term is used in the United States copyright laws. If for any reason the Works are held not to be “works made for hire”, Employee assigns to the Protected Parties all of Employee’s right, title, and interest in such Works, and in all copyrights in the Works. Employee will, at any time during or subsequent to employment, cooperate with the Protected Parties, at the Protected Parties’ expense, and sign all papers deemed necessary by the Protected Parties to enable the Protected Parties to obtain, maintain, protect, enforce and defend patents covering such Inventions or copyrights in such Works, and to enable the Protected Parties to establish, evidence, and confirm its complete, exclusive, perpetual, and worldwide ownership of all rights, titles, and interests of every kind and nature, in and to the Inventions and the Works. Employee irrevocably appoints the Protected Parties as its agent to execute and deliver any assignments or documents that Employee fails or refuses to execute and deliver promptly. This power and agency is coupled with an interest and is irrevocable.

e. Non-Solicitation of Customers. Employee agrees that during the course of his or her employment with the Protected Parties, and for eighteen (18) months after the last day of his or her employment with the Protected Parties, Employee will not directly or indirectly solicit Customers (as defined in paragraph 1(c) above) for the purpose of providing goods and services competitive (as defined herein) with the Protected Parties’ Business. For the purpose of this section, “competitive” shall mean any goods and services within the definition of the Protected Parties’ Business as set forth above, or any goods and services that are substitutable for the goods and services within the definition of the Protected Parties’ Business.

f. Non-Solicitation of Employees. During the term of employment by the Protected Parties and for a period of eighteen (18) months following the termination of such employment for any reason, Employee shall not, either directly or indirectly, on Employee’s own behalf or on behalf of any other person or entity, solicit or attempt to solicit away from employment by the Protected Parties any person employed by the Protected Parties, with whom Employee had regular contact in the course of Employee’s employment by the Protected Parties, for the purpose of having such person perform duties similar to those performed by such person for or on behalf of the Protected Parties. The provisions of this paragraph shall only apply to those persons employed by the Protected Parties at the time of solicitation or attempted solicitation.

g. Non-Competition. In the event that Employee voluntarily resigns from the Protected Parties or is Terminated for Cause (as defined above), Employee agrees that during the course of his or her employment and for six (6) months after the last day of his or her employment with the Protected Parties, he or she will not, directly or indirectly, engage in, provide, or perform any Employee Services on behalf of any Direct Competitor in the Territory. This provision will not trigger if Employee is terminated as a result of a Reduction in Force or is terminated by the Protected Parties without Cause.

h. Injunctive Relief. Employee acknowledges that if he or she breaches or threatens to breach any of the provisions of this Section 2, his or her actions may cause irreparable harm and damage to the Protected Parties which may not be compensated by damages alone. Accordingly, if Employee breaches or threatens to breach any of the provisions of this Section 2, the Protected Parties shall be entitled to seek injunctive relief, in addition to any other rights or remedies the Protected Parties may have. The existence of any claim or cause of action by Employee against the Protected Parties, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Protected Parties of Employee’s agreements under this Section 2.

3. Contract Non-Assignable by Employee. The parties acknowledge that this Agreement has been entered into due to, among other things, the special skills and knowledge of Employee, and agree that this Agreement may not be assigned or transferred by Employee.

4. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or seven days after mailing if mailed first class, certified mail, postage prepaid, addressed as follows:

If to the Protected Parties:	Acuity Brands, Inc.
Attention: Corporate Secretary
1170 Peachtree Street, NE
Suite 2400
Atlanta, Georgia 30309-7676

If to Employee:	To his or her last known address on file with the Company.

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

5. Provisions Severable. If any provision or covenant, or any part thereof, contained in this Exhibit A is held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, in this Exhibit A, all of which shall remain in full force and effect. To the extent that other agreements applicable to Employee include provisions that conflict with the provisions contained in this Exhibit A, the provisions that are more restrictive on Employee will control.

6. Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

7. Legal Fees. If Employee or the Protected Parties find it necessary to employ legal counsel or to bring an action at law or other proceedings against the other party to enforce any of the terms of this Agreement, the party prevailing in any such action or other proceeding shall be promptly paid by the other party its reasonable attorneys’ fees, court costs, litigation expenses, all as determined by the court and not a jury, and such payment shall be made by the non-prevailing party to the prevailing party no later than sixty (60) days after the date on which the payment amount becomes known and payable. Except as provided in the preceding sentence, each party shall pay its own legal fees and other expenses associated with any dispute under this Agreement.